Exhibit 4.5

SHAREHOLDERS’ DEED

RELATING TO

MELCO PBL HOLDINGS LIMITED

MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED

MELCO INTERNATIONAL DEVELOPMENT LIMITED

PBL ASIA INVESTMENTS LIMITED

PUBLISHING AND BROADCASTING LIMITED

MELCO PBL HOLDINGS LIMITED

CONTENTS

1.	THE DICTIONARY	2

2.	THE COMPANY	3

3.	BOARD OF DIRECTORS	5

4.	GENERAL MEETINGS	8

5.	DECISION MAKING	9

6.	BUDGET AND BUSINESS PLAN	18

7.	WORKING CAPITAL	19

8.	SHAREHOLDER OBLIGATIONS	20

9.	MANAGEMENT OF THE COMPANY	21

10.	PROVISION OF INFORMATION	22

11.	CONFIDENTIALITY	23

12.	DISPOSAL OF SHARES	24

13.	EVENTS OF DEFAULT	28

14.	EXCLUSIVITY	33

15.	JOINT VENTURES FOR OTHER COUNTRIES IN THE TERRITORY	34

16.	MELCO GUARANTEE AND INDEMNITY	37

17.	PBL GUARANTEE AND INDEMNITY	40

18.	NOTICE FROM A REGULATORY AUTHORITY	42

19.	DISPUTE RESOLUTION	44

20.	RELATIONSHIP BETWEEN PARTIES	44

21.	POWERS OF ATTORNEY	45

22.	WARRANTIES	45

23.	TAX, COSTS AND EXPENSES	46

24.	GENERAL	46

ATTACHMENT A - DICTIONARY

ATTACHMENT B – CORPORATE STRUCTURE DIAGRAM

ATTACHMENT C - DETAILS OF GROUP COMPANIES

ATTACHMENT D – PRINCIPLES FOR DETERMINATION OF FAIR MARKET VALUE

ATTACHMENT E - RULES IN RESPECT OF BANK ACCOUNTS

i

DATE: 8th March, 2005

PARTIES

1.	MELCO LEISURE AND ENTERTAINMENT GROUP LIMITED an international business company incorporated under the laws of the British Virgin Islands of Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (MelcoSub)

2.	MELCO INTERNATIONAL DEVELOPMENT LIMITED a company incorporated under the laws of Hong Kong of 38th Floor, The Centrium, 60 Wyndham Street, Central, Hong Kong (Melco)

3.	PBL ASIA INVESTMENTS LIMITED an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (PBLSub)

4.	PUBLISHING AND BROADCASTING LIMITED (ACN 009 071 167) a company incorporated under the laws of Western Australia of Level 2, 54 Park Street, Sydney NSW 2000 (PBL)

5.	MELCO PBL HOLDINGS LIMITED an exempted company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, P O Box 908GT, George Town, Grand Cayman, Cayman Islands (Company)

WHEREAS

(A)	The parties have great knowledge in the gaming industry in their respective markets. Melco is strong in the Greater China market, while PBL has its strength in other Asia Pacific countries. The parties wish to combine forces and make use of their strengths to develop these markets in joint venture.

(B)	Melco is currently engaged in the Mocha Business and has an interest the Park Hyatt Hotel/Casino Business (the Mocha Business and the Park Hyatt Hotel/Casino Business being hereinafter referred to as the First Gaming Business).

(C)	The parties have formed a joint venture to develop gaming ventures in the Territory together (the Gaming Ventures), such that Melco will own an effective interest of 60% in all Gaming Ventures in the Greater China region (including the First Gaming Business) and PBL will own an effective interest of 60% in all Gaming Ventures in other countries in the Territory as more fully set out herein.

(D)	PBLSub has agreed to invest in and become a 50% shareholder of the Company pursuant to the Subscription Agreement.

(E)	The Company is a company limited by shares incorporated in the Cayman Islands and at the date hereof has an authorised capital of US$50,000 divided into 2,500,000 Class A shares of US$0.01 each of which 100 Class A shares are issued, fully paid and are legally and beneficially owned by MelcoSub and 2,500,000 Class B shares of US$0.01 each of which 100 Class B shares are issued, fully paid and are legally and beneficially owned by PBLSub.

(F)	Consequently, Melco and PBL and their respective Wholly-Owned Subsidiaries and the Company have agreed to enter into this Deed.

(G)	In consideration of PBL and PBLSub agreeing to enter into this Deed with MelcoSub for the benefit of Melco, Melco has agreed to guarantee to PBLSub and PBL, the performance by MelcoSub of its obligations under this Deed.

(H)	In consideration of Melco and MelcoSub agreeing to enter into this Deed with PBLSub for the benefit of PBL, PBL has agreed to guarantee to MelcoSub and Melco, the performance by PBLSub of its obligations under this Deed.

THE PARTIES AGREE

1. THE DICTIONARY

1.1	Dictionary

The Dictionary in Attachment A:

(a)	defines some of the capitalised terms used in this Deed; and

(b)	sets out rules of interpretation which apply to this Deed.

2. THE COMPANY

2.1 Nature of Business

The business of the Company is:

(a)	holding all of the issued share capital of Melco PBL International;

(b)	holding an indirect 64% interest in the Mocha Business through Melco PBL International and Melco Entertainment;

(c)	holding an indirect 56% interest in the Park Hyatt Hotel/Casino Business through Melco PBL International and Melco Entertainment;

(d)	holding interests in other Gaming Ventures in the Territory as agreed under this Deed; and

(e)	any other business determined by unanimous resolution of the Directors or agreed by the Shareholders from time to time.

2.2 Name of Company

The Company will be known as Melco PBL Holdings Limited or by such other name as the Board may determine.

2.3 Scope of the Business

The Company will conduct its affairs solely in accordance with this Deed and the Memorandum and Articles. The parties intend that the Company and its subsidiaries will become a premier gaming group in the Territory.

2.4 Term of Deed

This Deed will continue until terminated:

(a)	in accordance with this Deed; or

(b)	by written agreement among the parties; or

(c)	if any Shareholder holds all of the issued Shares in the Company.

2.5 Potential NASDAQ Listing for Melco PBL International

The parties will use their reasonable endeavours to have Melco PBL International listed on NASDAQ at such time as the parties may agree.

2.6 Shareholding

As at the date of this Deed the shareholdings in the Company and the Group are as set out in the diagram in Attachment B. In particular, the shareholding structure of the Company is as follows:

Shareholder	Number of Shares	Percentage Holding
MelcoSub	100 Class A Shares	50%
PBLSub	100 Class B Shares	50%

Details in respect of the other companies in the Group are set out in Attachment C.

2.7 Exercise of Powers

Each Shareholder agrees to take all reasonable steps which are within its power and are necessary to procure that:

(a)	its voting rights as a Shareholder in the Company;

(b)	the voting rights of Directors nominated by it to the Board,

are exercised in a manner to ensure that the Company acts in conformity with this Deed. In addition, each Shareholder must ensure that each Director it appoints complies with this Deed and does all things necessary or desirable to give effect to this Deed.

3. BOARD OF DIRECTORS

3.1 Number of Directors

The maximum number of Directors must be eight unless the Shareholders unanimously agree otherwise.

3.2 Nominee Directors

Each of MelcoSub and PBLSub may, in its absolute discretion, appoint and, subject to clause 3.3, remove and replace, up to four Directors each.

3.3 Removal of Directors

(a)	Only MelcoSub may remove a MelcoSub Director.

(b)	Only PBLSub may remove a PBLSub Director.

3.4 Chairperson

(a)	The Chairperson will be initially appointed from the directors appointed by MelcoSub and will hold office for a period of 12 months from the date of execution of this Deed. Thereafter, the right to appoint and remove the Chairperson shall rotate between the PBLSub Directors and the MelcoSub Directors on a 12-month rotating basis. Any Chairperson once appointed, will hold office for a period of 12 months from the date of appointment or until his earlier resignation or removal.

(b)	The Directors present at a meeting may elect by Simple Resolution one of themselves to act as chairperson of that meeting if the Chairperson (or his nominated alternate) is not there or is unwilling to act as chairperson.

3.5 Notice

Notice to appoint or remove a person as a Director under this clause 3 must be in writing and takes effect on delivery to the Company. The remaining Directors shall ensure that the Registrar of Companies in the Cayman Islands is notified of any change and that the Register of Directors kept at the Company’s registered office is updated.

3.6 Alternate Directors

(a)	A Director appointed under this clause 3 may appoint an alternate director from time to time.

(b)	An alternate director may attend and vote in place of the appointer and on his behalf if the appointer does not attend a meeting of Directors and sign written resolutions in place of the appointer.

(c)	An alternate director is entitled to a separate vote for each Director the alternate director represents in addition to any vote that alternate director may have as a Director.

3.7 Quorum for board meeting

(a)	Subject to paragraph (c), the quorum for a meeting of Directors is at least one MelcoSub Director (or his alternate) and one PBLSub Director (or his alternate).

(b)	A Board meeting is adjourned to the same time and place on the same day the following week if a quorum is not present at that Board meeting unless otherwise determined by the Board.

(c)	If a quorum is not present at the reconvened Board meeting, that meeting is adjourned to the same time and place on the next Business Day. The Directors present at the second reconvened Board meeting make up a quorum save in the case of matters referred to in clause 5.3 resolutions in respect of which remain subject to clause 5.3.

3.8 Notice of meetings

(a)	The Board will meet at least four times during each Financial Year unless otherwise agreed. Each Director must receive at least ten Business Days notice of a Board meeting unless all Directors agree otherwise. The parties note that it is intended that board meetings for the Group Companies will be held on or around the same dates.

(b)	The Board can only pass a resolution on a matter if notice of the general nature of the matter is included in the notice of meeting, unless all Directors agree otherwise whether or not all such Directors attend the meeting of the Board which considers the relevant resolution.

3.9 Meetings

(a)	Each Director may be accompanied at meetings by any observer or adviser to that Director or the Shareholder who has appointed that Director (or the Affiliates of such Shareholder) provided that prior notice in writing is given to the Board and that observer or adviser has executed a confidentiality agreement in a form acceptable to the Board (such approval not to be unreasonably withheld).

(b)	Subject to a Director’s fiduciary and legal duties, a Director is entitled to pay attention to and have special regard for the interests of the Shareholder by or on behalf of whom he was appointed in exercising his rights, powers and duties as a Director.

(c)	The contemporaneous linking together by telephone or other method of audio or audio visual communication of a number of the Directors sufficient to constitute a quorum constitutes a meeting, provided that all Directors have been given due notice of the meeting and an opportunity to participate. A meeting by audio or audio visual communication is taken to be held at the place determined by the chairperson of the meeting provided at least one of the Directors involved was at that place for the duration of the meeting.

(d)	Unless this Deed requires otherwise, a document, or several documents in identical terms, signed by all Directors will be as valid and as effective as a resolution passed at a duly convened meeting of the Directors. A resolution in this form will be effective on the date on which the last Director (or alternate) signs it.

(e)	All decisions of the Board which are within its powers and which are passed by the requisite majority at a duly convened meeting (or by an effective written resolution) will bind the Company. The form of any resolution as recorded by the Chairperson and approved by the Board will be presumptive proof (subject to rebuttal) of the content of that resolution.

3.10 Information

Each Director may disclose any Confidential Information to any Shareholder (or its Affiliates and its or their directors, financial and professional advisers) which has appointed that Director.

4. GENERAL MEETINGS

(a)	Subject to paragraphs (d) and (e), no business may be transacted at any general meeting, except the election of a chairperson and the adjournment of the meeting, unless a quorum of members is present when the meeting proceeds to business and remains present throughout the meeting.

(b)	Unless all Shareholders agree otherwise, each Shareholder must receive at least ten Business Days notice of a meeting. Unless all Shareholders agree otherwise, they cannot pass a resolution unless notice of the subject of that resolution was included in the notice of meeting.

(c)	Subject to paragraph (e), the quorum for a general meeting is at least one duly authorised representative of MelcoSub and one duly authorised representative of PBLSub.

(d)	If a quorum is not present at a general meeting, that meeting stands adjourned to the same day the following week at the same time and place.

(e)	If a quorum is not present at any reconvened general meeting, that meeting stands adjourned to the same time and place on the next Business Day. The duly authorised representatives of Shareholders present at the second reconvened meeting make up a quorum save in the case of the matters referred to in clause 5.5 which shall remain subject to clause 5.5. A Shareholder may not pass a resolution at an adjourned general meeting unless notice of the subject of that resolution was contained in the notice of the original general meeting.

(f)	Unless this Deed requires otherwise, a document, or several documents in identical terms, signed on behalf of both Shareholders will be as valid and as effective as a resolution passed at a duly convened meeting of the Shareholders. A resolution in this form will be effective on the date on which the last Shareholder signs it.

5. DECISION MAKING

5.1 Voting by directors

Subject to clause 5.6 and clauses 5.1(a) and 5.1(b) each Director has only one vote. The Chairperson does not have a casting vote. At any meeting of Directors or directors of the Company:

(a)	the Directors appointed by MelcoSub who are present (whether in person or by alternate) are collectively entitled to exercise and unless the contrary is shown shall be deemed to have exercised a number of votes equal to the maximum number of Directors which may be appointed by MelcoSub for that relevant Group Company under this Deed, (whether or not MelcoSub has appointed such maximum number); and

(b)	the Directors appointed by PBLSub who are present (whether in person or by alternate) are collectively entitled to exercise and unless the contrary is shown shall be deemed to have exercised a number of votes equal to the maximum number of Directors which may be appointed by PBLSub for that relevant Group Company under this Deed, (whether or not PBLSub has appointed such maximum number).

5.2 Directors’ resolutions

All resolutions at meetings of the Directors may be decided by a Simple Resolution, except those decisions listed in clauses 5.3 and 5.4.

5.3 Decisions of Directors

A resolution of the board which concerns any of the following matters is only valid if two thirds of the Directors (or their alternates) validly appointed and entitled to vote at the date of the Board meeting vote in favour of that resolution (whether or not attending the Board meeting).

Constitution

(a)	memorandum and articles of association: the recommendation to the Shareholders to modify or repeal the memorandum and articles of a Group Company;

(b)	Directors: the appointment or removal of any director of a Group Company except as provided in clause 3;

(c)	committees: the creation of a committee of the Board or delegation of any powers of the Board;

(d)	Directors’ fees: the payment of any fees or other remuneration to a Director other than under any service agreement with the Company;

Major Strategic

(e)	Business Plan: the adoption of a Business Plan for the Company and/or for any Group Company or the authorisation of any change to, or deviation from, a Business Plan in any material respect;

(f)	Change in Business: any material change in the nature or scope of the business of the Company, the cessation of the business of any Group Company or the entry into any new business by the Group other than the First Gaming Business, except as approved in a Business Plan;

(g)	Merger or amalgamation: the terms of any merger or amalgamation of the Company with any other company whether or not in accordance with the Business Plan;

(h)	Joint Venture: the entry into by the Company, or the amendment, release or termination of, any joint venture, partnership, agency or similar arrangement of any kind with any person;

(i)	Disposals: the disposal of any assets of the Company or the shares in any Subsidiary of the Company in any Financial Year with a book value or market value of more than US$1,000,000 (otherwise than in accordance with the Business Plan);

(j)	Listing: any application to a Stock Exchange for:

(i)	admission of the Company to the official list of a Stock Exchange; and

(ii)	official quotation of the shares in the Company on that Stock Exchange;

Major Financial

(k)	dividends: the adoption of or change to any dividend policy or the declaration or payment of any dividend by the Company other than in accordance with any adopted dividend policy, except as approved in the Business Plan and/or Budget (with the parties acknowledging that it is the intention of the parties that any free cash flow of the Company should be distributed to the Shareholders);

(l)	distributions: the making by the Company of any capital distribution or capitalisation of any profits or the creation of, or transfer to, any reserve account;

(m)	acquisitions of equity: the acquisition by the Company of any Securities from any third party for a consideration of more than US$1,000,000, except as approved in a Business Plan and/or Budget;

(n)	expenditure: the incurring of capital or operating expenditure of more than US$1,000,000 by the Company in a Financial Year, except as approved in a Business Plan and/or Budget;

(o)	material contracts: the entry into by the Company of any agreement or arrangements, which alone or together with any other associated agreement or arrangement:

(i)	is for a duration of more than 3 years;

(ii)	involving the Company in a liability (actual or contingent) for an amount of more than US$1,000,000; or

(iii)	is outside the ordinary course of business, except as approved in the Business Plan and/or Budget.

(p)	auditor: the appointment or removal of the Auditor;

(q)	accounting policies: the establishment of or any change in a material respect to the accounting policies or practices or financial reporting system of any Group Company;

(r)	financial year: the adoption or change of the Financial Year for the Company;

(s)	new issues: the issue or offer or agreement to issue any Securities of the Company;

(t)	class rights: any recommendation to Shareholders to change any rights attaching to any class of Securities of the Company;

(u)	capital reduction: any buy back, redemption or cancellation of any Securities of the Company, or reduction, split, consolidation or other reconstruction of the share capital of the Company, to the extent that such action is under the control of the Directors and to the extent that such action requires Shareholder consent, any proposal to the Shareholders in relation to obtaining such consent;

(v)	superannuation: the establishment by the Company of a pension scheme for employees or a scheme covering superannuation generally, other than schemes prescribed by law;

(w)	borrowing: the borrowing, raising or receiving of any financial accommodation (including to or from any Shareholder) by the Company, or the making of any material unscheduled repayments of any financial accommodation, except to the extent approved in a Business Plan and/or Budget;

(x)	provision of financial accommodation: the provision by the Company of any financial accommodation to any person, other than in the ordinary course of the First Gaming Business;

(y)	place of business: the establishment by the Company of any new business;

(z)	security interest: the grant of a Security Interest over an asset of the Company otherwise than by operation of law;

(aa)	guarantees: the giving by the Company of a guarantee, indemnity or other assurance for a debt or obligation of another person or about the financial condition of that person, or becoming liable under any of those things;

(bb)	related party transactions: Except as contemplated in this Deed:

(i)	the entry into by the Company of any agreement or arrangement with any Shareholder or with any Related Party or Affiliate of any Shareholder or the Company, whether that agreement or arrangement is oral or in writing; or

(ii)	the amendment, release or termination of any agreement or arrangement with any Shareholder or with any Related Party or Affiliate of any Shareholder or the Company, whether that agreement or arrangement is oral or in writing;

(cc)	litigation: the commencement, defence, compromise or settlement by the Company of any litigation, arbitration, remediation or a similar procedure involving a claim of more than US$100,000 or the waiving or enforcement of any material rights of the Company in respect of such a claim;

(dd)	share option plan: the establishment, implementation, amendment or termination of any share option plan, or the allocation of Securities under any share option plan;

(ee)	real property: the purchase, Disposal, lease by the Company of, or any other dealing by the Company in, any real property or any interest therein involving real property with a value or commitment of more than US$1,000,000;

Budget Process

(ff)	budget: the adoption of a Budget for the Company or the authorisation of any change to, or deviation from, a Budget in any material respect; and

Management

(gg)	senior management: the appointment, removal or the making of any material alteration to the terms of employment of the Chief Executive Officer or Chief Financial Officer of the Company.

5.4 Amendment of financial limits

The Directors who are from time to time appointed to the Board may amend a financial limit in clause 5.3 by resolution passed unanimously at a duly convened Board meeting.

5.5 Shareholders’ resolutions

Notwithstanding anything in this Deed or the Memorandum and Articles, the prior approval of all Shareholders (whether at a general meeting or by written resolution) is needed to:

(a)	appoint a liquidator to the Company or propose a winding up of the Company;

(b)	amend or replace the Memorandum and Articles;

(c)	approve a scheme of arrangement to merge or amalgamate the Company with another Company;

(d)	change the name of the Company;

(e)	effect any capital reduction or buy back of Shares by the Company; or

(f)	give effect to any matter set out in clause 5.3 where the approval of Shareholders (rather than Directors) is required by law to give effect to such matter.

5.6 Conflict of Interest

For any matter before the Board which requires the Board to determine whether the Company should enforce a right against a Shareholder (the Respondent), or any Affiliate or Related Party of the Respondent, in relation to, without limitation, a liability, loss, cost, charge or expense paid, suffered or incurred by the Company from an act or omission of that person then:

(a)	the MelcoSub Directors and the PBLSub Directors will discuss the issue in good faith with a view to reaching an agreed solution;

(b)	if an agreed solution cannot be reached within a period of 60 days of the issue first being raised, then the matter will be referred to the respective chief executive officers of Melco and PBL for consideration;

(c)	if the respective chief executive officers of Melco and PBL cannot resolve the issue within 60 days of it being referred to them then any Director may convene a Board meeting to consider the issue and:

(i)	the quorum for that Board meeting shall be the presence of all Directors who were not appointed by the Respondent; and

(ii)	any resolution for dealing with that matter may be passed by the affirmative vote of all the Directors who were not appointed by the Respondent (who, having taken competent independent legal advice on behalf of the Company, must act in the best interests of the Company and without regard to the interests of their appointing Shareholder) and any contrary vote by a Director appointed by the Respondent shall be disregarded.

5.7 Related Party Dealings

Any arrangement or transaction between the Company and Melco (or its Affiliates and/or Related Parties) or PBL (or its Affiliates and/or Related Parties) must be on commercial terms and on an arm’s length basis.

5.8 Group Companies

(a)	Each Shareholder and the Company agrees, and must use all reasonable endeavours to ensure that (subject to paragraphs (b) – (e) below or as otherwise agreed by them in writing):

(i)	the board and operation of each Group Company (other than the Company) complies with at least the rules set out in this clause 5;

(ii)	they or as applicable, their Affiliates’ Interests in and dealings with the Group Company under this joint venture are subject to the principles and procedures in this Deed relating to Shareholders’ dealings with the Company and in the Shares (including, for the avoidance of doubt, provisions relating to disposals of the Shares under clause 12 (and clause 18) and transfers pursuant to clause 13); and

(iii)	each Group Company adopts the constitution and corporate governance procedures to give effect to the procedures, principles and purposes of the joint venture established by this Deed. Where appropriate, provisions of this clause 5, clause 12 shall apply to each Group Company as if a reference to the Company, Board, Director, Chief Executive Officer, Chief

Financial Officer, Shareholders and Shares were a reference to the relevant Group Company, board, chief executive office, chief financial officer, director, shareholders, and shares of the relevant Group Company respectively.

(b)	The Board will determine the exercise by the Company of its rights and powers to effect appointments to the board and to change the board composition of each Group Company (other than the Company) and to join in or oppose the appointment or proposed appointment by any third parties of directors to the board of a Group Company under the articles of association of the relevant Group Company or under a shareholders agreement concerning a Group Company which is binding on the Company or the relevant Group Company. The Board will exercise its powers with regard to such appointments with the intent that:

(i)	subject to clauses 5.8(c) and 5.8(d) an equal number of directors appointed by the Company to the relevant Group Company shall be the nominees of the respective Shareholders; and

(ii)	subject to their fiduciary duties and any duty imposed by law, any nominee director on the board of a relevant Group Company (other than the Company) must vote as directed by a resolution of the Board (if applicable).

(c)	The Shareholders agree that, for as long as MelcoSub holds a separate interest of 20% in Melco Entertainment or other company incorporated pursuant to clause 15.2 (collectively the Melco Relevant Entity) (in addition to its indirect 40% interest in the Melco Relevant Entity through Melco PBL International) then:

(i)	the board of the Melco Relevant Entity will be comprised of nine directors with MelcoSub having the right to appoint (and shall appoint) and remove one director and Melco PBL International having the right to appoint (and shall appoint) and remove eight directors; and

(ii)	the chief executive officer and chief financial officer of the Melco Relevant Entity shall be appointed from among the directors nominated (directly or indirectly) by MelcoSub (subject to the approval of the Board not to be unreasonably withheld).

If MelcoSub ceases to hold the separate interest of 20% in the Melco Relevant Entity then the provisions of Clause 5.8(c) providing for MelcoSub to appoint one director to the board of such company and to nominate the chief executive officer and chief financial officer shall cease to apply.

(d)	The Shareholders agree that, for as long as PBLSub holds a separate interest of 20% in PBL Entertainment (when it is incorporated) or other company incorporated pursuant to clause 15.3 (collectively the PBL Relevant Entity) (in addition to its indirect 40% interest in the PBL Relevant Entity through Melco PBL International) then:

(i)	the board of the PBL Relevant Entity will be comprised of nine directors with PBLSub having the right to appoint and remove one director and Melco PBL International having the right to appoint and remove eight directors; and

(ii)	the chief executive officer and chief financial officer of the PBL Relevant Entity shall be appointed from among the directors nominated (directly or indirectly) by PBLSub (subject to the approval of the Board, not to be unreasonably withheld).

If PBLSub ceases to hold the separate interest of 20% in the PBL Relevant Entity then the provisions of clause 5.8(d) providing for PBLSub to appoint one director to the board of such company and to nominate the chief executive officer and chief financial officer shall cease to apply.

(e)	Other than as provided in paragraphs (c) and (d) above, the Melco Relevant Entity and the PBL Relevant Entity will be managed according to the principles set out in paragraphs (a) and (b) above (and, for the avoidance of doubt, the provisions of clause 5.3 will apply to them).

5.9 Board deadlock

If the Directors cannot agree in respect of any matter reserved for Board decision under this Deed or by law then if such deadlock continues for a period of 90 days without resolution, either Shareholder may, notwithstanding that the period referred to in clause 12.2 has not expired, exercise its rights under clause 12 of this Deed subject always to the terms of that clause.

6. BUDGET AND BUSINESS PLAN

6.1 Annual budget

The Company and each Shareholder must use reasonable endeavours to ensure that, before the end of any Financial Year, the Directors adopt an annual Budget for the Company in accordance with clause 5.3 for the following Financial Year in a form, and the content of which is, approved by the Directors. The Company and the Shareholders must ensure that the Company conducts its affairs in accordance with the Budget. The Budget will include the amounts and terms for any funding contribution to be made by Shareholders.

6.2 Business plan

(a)	The Company and each Shareholder must use reasonable endeavours to ensure that, before the end of each Financial Year, the Directors adopt a Business Plan for the Company in accordance with clause 5.3 for the following Financial Year in a form, and the content of which is, approved by the Directors.

(b)	Each Business Plan must include information about the following matters but is not limited to those matters:

(i)	business strategy;

(ii)	personnel policy and hiring plans;

(iii)	funding strategy;

(iv)	financing requirements for working capital, investment and expansion;

(v)	cash flow forecasts;

(vi)	profit targets; and

(vii)	a marketing plan.

7. WORKING CAPITAL

7.1 Cash Contributions

The Shareholders will make cash contributions to the Company in the amounts specified and on the basis provided for in the relevant Budget (as adopted from time to time in accordance with this Deed) and in the same proportion as their Proportionate Share up to the Maximum Capital Contribution Amount in each Financial Year. Provided that the cash contribution is in accordance with a relevant Business Plan and/or Budget and there is not an Event of Default by the Shareholder proposing to make the Call either MelcoSub or PBLSub may call on the Shareholders to make a cash contribution to enable the Company to meet expenditures to be incurred under the relevant Business Plan and/or Budget (each a Call). Each Call will be made by notice to the Shareholders, setting out the amount to be paid by each Shareholder, calculated in accordance with its Proportionate Share. Other than as expressly provided in this clause 7.1, no party will have any obligation to provide funding to the Company. If a Shareholder fails to pay a Call within 30 days of receiving a notice requesting the Call then unless there is an Event of Default outstanding by the Shareholder making the relevant Call, the Company will issue a second notice to that Shareholder demanding payment of the Call (Overdue Call Notice). Unless otherwise determined by the Board under clause 5.3, any cash contributions provided by a Shareholder shall be treated as share premium attributable to the relevant Shareholder’s Shares but without thereby conferring any preferred rights over other Shares, whether as to distribution of profits, return of capital or otherwise.

7.2 Bank Account

All amounts paid by the Shareholders (including interest paid by a Shareholder on overdue Calls) which are not immediately required to be expended will be deposited and retained in a Company Bank Account. The Company must ensure that:

(a)	the Company Bank Account is operated in accordance with policies established from time to time by the Board; and

(b)	funds in the Company Bank Account:

(i)	may only be withdrawn by the authorised signatories in accordance with the agreed rules in respect of operating the bank accounts set out in Attachment E to this Deed or as otherwise approved by a resolution of the Board;

(ii)	are not commingled with funds belonging to any other person; and

(iii)	are used solely for the purposes of the Mocha Business or the Park Hyatt Hotel/Casino Business as determined by the Board or such other business as determined by the Board in accordance with clause 5.3.

7.3 Interest on Overdue Calls

If a Call is paid by a Shareholder after the due date for such Call, the Shareholder will pay interest on the late payment to the Company. Interest will be calculated on a daily basis at the Reference Rate plus 3% per annum for the period from the due date of the Call until the date of actual payment of the Call by the Shareholder and will be paid into a Company Bank Account.

8. SHAREHOLDER OBLIGATIONS

8.1 General Obligations

Each Shareholder will:

(a)	act in good faith to the other Shareholder in any transaction relating to the Company;

(b)	promptly pay into the Company Bank Account all money, cheques and negotiable instruments received by the Shareholder on account of the Company;

(c)	promptly advise the other Shareholder of any matter or material information concerning the Company which may come to the Shareholder’s notice; and

(d)	at all times give to the other Shareholder a full and proper account of any action the Shareholder proposes to take in respect of the Company which has not been authorised by the Shareholders and at the reasonable request of the other Shareholder, furnish a full and accurate explanation of any action the Shareholder takes which affects the Company in any way.

9. MANAGEMENT OF THE COMPANY

9.1 Senior Management

Subject to clauses 5.8(c) and (d), the Board may by unanimous resolution appoint a chief executive officer and chief financial officer to manage and generally administer the Company in accordance with the Business Plan and the Budget at the direction of the Board.

9.2 Delegated Authority of the Chief Executive Officer

The Chief Executive Officer (if any) shall report to the Board and, if appointed, will have the delegated authorities as set by the Board from time to time (which delegated authorities will be sufficient for the Chief Executive Officer to have day to day responsibility for the Company).

9.3 Conduct of business

The Company must:

(a)	maintain property: keep its property in good working order and condition subject to fair wear and tear, and make any necessary repairs and replacements;

(b)	comply with laws and agreements: comply with all laws and agreements binding on it;

(c)	government requirements: comply with the requirements of a Government Agency about the conduct of its business and its assets;

(d)	corporate existence: maintain its corporate existence;

(e)	Budget and Business Plan: conduct its business in accordance with its current Budget and Business Plan;

(f)	insurance: keep insurance which the Shareholders may require or which would be prudently kept by any company which holds assets similar to the Group Companies and carries on a business similar to the business of the Company including without limitation directors and officers liability insurance cover for at least US$10 million; and

(g)	conduct of business: ensure the conduct of the business of its Group Companies in accordance with the procedures, principles and purposes of the joint venture set out in this Deed and cause the adoption by each Group Company of an appropriate constitution and corporate governance regime to give proper effect to this clause.

9.4 Maintenance of records

The Company must maintain books and records which enable each of the Shareholders to prepare accounts which comply with the Accounting Standards.

10. PROVISION OF INFORMATION

10.1 Periodic reports

The Company must give each Director and each Shareholder (or its Affiliates) access to all information about its business and operations including, but not limited to, the following reports in reasonable detail:

(a)	monthly financial statements and projections: as soon as practicable after the end of each month, but no later than 15 days after the end of each month:

(i)	an unaudited profit and loss statement and monthly cash flow statement of each Group Company for the month and for the current Financial Year to date;

(ii)	an unaudited balance sheet of each Group Company as at the end of the month; and

(iii)	comparisons to Budget of each Group Company and details of any proposed revision of the original Budget;

(b)	balance sheet and profit and loss statement: within 60 days after the end of each Financial Year, an audited profit and loss statement and balance sheet for that Financial Year for each Group Company;

(c)	cash flow statement: within 60 days after the end of each Financial Year, an audited cash flow statement for that Financial Year for each Group Company; and

(d)	other information: subject to clause 10.4, information requested by a Director to enable the Company or a Shareholder to give to a Government Agency information required by that Government Agency at the cost of the Shareholder.

10.2 Reports for the Stock Exchange

The Company must make available (at the cost of the Company) to each Shareholder the information necessary to enable that Shareholder to comply with its obligations under the Listing Rules binding on it.

10.3 Audit

The Company must ensure that the accounts of each Group Company are audited annually by the auditor of the Group Company in accordance with the Accounting Standards.

10.4 Access to information

Subject to the provision of reasonable prior notice, the Company must allow a Director or Shareholder or a duly authorised representative of a Shareholder to:

(a)	inspect property of each Group Company;

(b)	inspect and take copies of a document about the business of each Group Company, including its accounts; and

(c)	discuss the affairs, finances and accounts of each Group Company with the officers and auditor of the Group Company.

11. CONFIDENTIALITY

(a)	A party may not disclose any Confidential Information to any person, except:

(i)	as a media announcement in the form agreed between the parties;

(ii)	to its officers, employees, professional advisers, auditors or consultants, to the extent that person requires the information for the purposes of performing their respective functions;

(iii)	to its shareholders subject to first obtaining written confidentiality undertakings from those shareholders in a form agreed by the Company and those parties who are at that time entitled to appoint or remove a Director;

(iv)	as required by an applicable law, regulatory authority (including gaming regulatory authorities), applicable Stock Exchange or the Listing Rules after first consulting with the other parties about the form and content of the disclosure; or

(v)	if a party is required to do so in connection with legal proceedings relating to this Deed, or relating to any agreement to which that person is a party, provided that, except where the legal proceedings are taken by one party against another party, each other party is first consulted, and is given a reasonable opportunity to assert any right and privilege, confidentiality, or any other right which may prevail, over that party’s duty of disclosure, and must use its best endeavours to ensure the Confidential Information (unless disclosed under sub-paragraphs (i)-(v)) is kept confidential.

12. DISPOSAL OF SHARES

12.1 No Disposal of Shares

(a)	Except for a transfer as provided for in paragraphs (b) and (c) below and subject to clauses 13 and 18, each Shareholder must:

(i)	not create any Security Interest or agree or offer to create any Security Interest, in its Shares; and

(ii)	not Dispose or agree to Dispose of any of its Shares, or do or omit to do any act if the act or omission would have the effect of transferring effective legal or beneficial ownership or control of Shares, except in the manner allowed by this clause 12 or clauses 13 or 18.

(b)	Subject to paragraph (c), a Shareholder may transfer all of its Shares at any time to a Permitted Transferee and the provisions of clauses 12.2 to 12.6 shall not apply to such a transfer.

(c)	If the Permitted Transferee ceases to be a Wholly-Owned Subsidiary of a transferring Shareholder, PBL or Melco (as the case may be) it must transfer the Shares the subject of the transfer under sub-paragraph (b) to the transferring Shareholder or another of the transferring Shareholder’s Wholly-Owned Subsidiaries within 5 Business Days of the date of the Permitted Transferee ceasing to be a Wholly-Owned Subsidiary of a transferring Shareholder, PBL or Melco, as the case may be.

(d)	The Company must note on each share certificate that the Shares may only be transferred in accordance with the Memorandum and Articles and this Deed.

12.2 Standstill Period

Subject to clauses 5.9, 12.1(b) and (c), 13 and 18, a Shareholder must not Dispose of any of their Shares during the period commencing on the date of execution of this Deed (the Execution Date) and ending on the date which is 5 years from the Execution Date.

12.3 Notice of Sale

(a)	Subject to clause 12.2, a Shareholder who wants to Dispose of any Shares (other than a transfer in accordance with clause 12.1(b) or clauses 13 or 18) must, before Disposing of those Shares, serve a Notice of Sale on the Other Shareholder (which notice is irrevocable, save with the consent of the Other Shareholder) specifying:

(i)	number: the number of Sale Shares;

(ii)	price: the sale price per Sale Share in US dollars;

(iii)	terms: any other terms of the proposed Disposal; and

(iv)	option: that the Other Shareholder has an option to buy from the Seller that number of Shares, on the terms set out in the Notice of Sale, if that Other Shareholder complies with this clause 12,

and certifying that there are no other terms or collateral benefits that will or may be received by the Shareholder who wants to Dispose of Shares in connection with the Disposal.

12.4 Exercise of Other Shareholder’s option to buy Sale Shares

(a)	At any time within the Acceptance Period, the Other Shareholder may, by giving notice to the Company and the Seller, offer to buy from the Seller on the terms referred to in the Notice of Sale, that number of Sale Shares identified in that notice, which must be all of the Sale Shares, except where the parties otherwise agree.

(b)	If the Accepting Shareholder serves notice on the Seller under paragraph (a):

(i)	the Seller must sell to the Accepting Shareholder the Sale Shares; and

(ii)	the Accepting Shareholder must buy the Sale Shares,

on the terms set out in the Notice of Sale served under clause 12.3 and free of any Security Interest.

(c)	Within 30 days of the date of service of the Notice of Sale and against the Accepting Shareholder paying to the Seller the required sale consideration and doing all things necessary to be done by the Accepting Shareholder to complete the sale and purchase of the Sale Shares, the Seller must give the Accepting Shareholder a transfer of the relevant number of Sale Shares (free of any Security Interest) signed by the Seller.

(d)	The Seller must give the Accepting Shareholder the share certificates for the Sale Shares at the same time as it gives the Accepting Shareholder a transfer under paragraph (c). The Seller and the Accepting Shareholder agree that they will procure that a Board meeting is held to approve the transfer on the date of the transfer and will procure any Directors appointed by them to vote in favour of the transfer.

(e)	Immediately on the transfer of the Sale Shares, the Seller must procure that any Directors it has appointed to the Board of the Company (and to the board of any Group Companies) resign with immediate effect.

(f)	The Seller appoints the Accepting Shareholder as its attorney in accordance with clause 21 on default by it of performance of any of its obligations under this clause 12.4.

12.5 Sale Shares not purchased by Other Shareholder

(a)	If an offer is not received from the Other Shareholder under clause 12.4(a) to purchase all the Sale Shares, or an Accepting Shareholder defaults in paying for the Sale Shares in accordance with clause 12.4(c), then subject to clauses 12.5(b), 12.5(c), 12.5(e) and 12.6, the Seller may offer to sell the Sale Shares to any third party buyer on the terms of clauses 12.7 and 12.8.

(b)	For the purpose of clause 12.5(a), the Seller may only sell to a third party buyer who, with its Affiliates, has a net tangible asset value at the relevant time of not less than HK$500 million (five hundred million Hong Kong dollars) or, if the third party buyer is listed on a Stock Exchange, then a third party buyer with a market capitalisation of one billion Hong Kong dollars or more.

(c)	The Seller must not sell the Sale Shares for a lower price than that specified in the Notice of Sale or otherwise on more beneficial terms.

(d)	The Seller must give a copy of any agreement (if any) with the third party buyer relating to the Sale Shares to the Other Shareholder within 3 days of signing the agreement.

(e)	If the Seller does not sell the Sale Shares within 90 days of service of the Notice of Sale it may not sell those Sale Shares without giving a Notice of Sale pursuant to clause 12.3 and complying again with the further provisions of this clause 12.

12.6 Tag Along

(a)	If either (i) the Other Shareholder elects not to offer to purchase the Sales Shares under clause 12.4(a) or (ii) the Acceptance Period expires without the Other Shareholder offering to purchase the Sale Shares under clause 12.4(a), then the Other Shareholder may give a notice (a Tag Along Notice) to the Seller within the Tag Along Period that it wishes to sell to the third party buyer the same proportion of its Shares as the number of Shares to be sold by the Seller bears to the total number of Shares held by the Seller.

(b)	If a Tag Along Notice is given, the Seller may only sell any number of the Sale Shares to the proposed buyer if the Seller procures that the proposed buyer purchases from the Other Shareholder (who has given a Tag Along Notice) the same proportion of its Shares as the number of Sale Shares bears to the total number of Shares held by the Seller on the same terms and conditions as the proposed buyer purchases any of the Sale Shares from the Seller.

(c)	For the avoidance of doubt, if the proposed buyer does not purchase the Shares referred to in any Tag Along Notice in accordance with paragraph (b) the Seller may not sell any of the Sale Shares to the proposed buyer.

12.7 Consents

If any consents are required from any third party or Government Agency in connection with the transfer of Shares (not arising from the status or circumstances of the transferors), then each party must use its best endeavours (which phrase will not require a party to expend money) to ensure that such consents are obtained in a timely manner and any time periods for the purchase of Shares referred to in this clause 12 will be extended by such period as necessary to obtain such consents (not to exceed 30 days in any event).

12.8 New Shareholders to be bound

A Shareholder who Disposes of Shares under this clause 12 must ensure that, prior to completion of any Disposal, the proposed transferee enters into a deed of adherence with the other parties agreeing to be bound by this Deed as if named as a party and a Shareholder.

12.9 Refusal to register

Subject to any applicable laws, the Company must not register the transfer of any Shares if this clause 12 or clauses 13 or 18 (as the case may be) has not been complied with and any purported Disposal in breach of this clause 12 or clauses 13 or 18 is void.

13. EVENTS OF DEFAULT

13.1 Events of Default

It is an Event of Default if:

(a)	Material breach:

(i)	a party (other than the Company) breaches a material obligation under this Deed;

(ii)	a party (other than the Company) gives written notice of the breach to the Shareholder in default and to the Company; and

(iii)	the party (other than the Company) in default does not remedy the breach within 30 days of the date of the notice;

(b)	Insolvency event: an Insolvency Event occurs in relation to a party (other than the Company);

(c)	Disposal of Shares: there is a Disposal of Shares by a Shareholder in breach of the Memorandum and Articles or this Deed;

(d)	Failure to pay Call: a Shareholder fails to pay a Call within 5 days of receiving an Overdue Call Notice pursuant to clause 7.1; or

(e)	Change in control: unless prior approval is obtained from each of the parties (other than the Company) in writing to the proposed change:

(i)	in respect of MelcoSub or any MelcoSub Transferee to which MelcoSub has transferred Shares in accordance with clause 12.1(b), MelcoSub or the MelcoSub Transferee ceases to be a direct or indirect Wholly-Owned Subsidiary of Melco unless all the Shares are transferred to a Wholly-Owned Subsidiary of Melco in accordance with clause 12.1(c); or

(ii)	in respect of PBLSub or any PBLSub Transferee to which PBLSub has transferred Shares in accordance with clause 12.1(b), PBLSub or the PBLSub Transferee ceases to be a direct or indirect Wholly-Owned Subsidiary of PBL unless all the Shares are transferred to a Wholly-Owned Subsidiary of PBL in accordance with clause 12.1(c).

13.2 Process on default

(a)	If an Event of Default occurs with respect to a Defaulting Shareholder, the Non-Defaulting Shareholder may give the Defaulting

Shareholder a notice (Default Notice) within 30 days of becoming aware of the Event of Default, requiring the appointment of the Independent Expert to determine the Fair Market Value of the Company in accordance with this clause 13.

(b)	A Default Notice must be given to the Defaulting Shareholder and the Company.

(c)	Within 5 Business Days after the Non-Defaulting Shareholder serves a Default Notice on the Defaulting Shareholder, the Shareholders must appoint an Independent Expert to determine the Fair Market Value of the Company (on the basis of the principles set out in Attachment D).

(d)	If the Shareholders cannot agree on the identity of the Independent Expert within the time period referred to in paragraph (c) above, either Shareholder may request the President of the Institute of Certified Public Accountants in Hong Kong to appoint the Independent Expert.

(e)	The Independent Expert will issue a certificate to both Shareholders specifying the Fair Market Value of the Company as soon as reasonably practicable but in any event within 30 days of its appointment (the Determination Date).

(f)	The parties must promptly provide all information and assistance reasonably requested by the Independent Expert.

(g)	The Fair Market Value per Share shall be the total aggregate amount of the Independent Expert’s valuation of the Company divided by the total aggregate number of Shares.

(h)	Any valuation by the Independent Expert is conclusive and binding on the Shareholders in the absence of manifest error. The Independent Expert is appointed as an expert, not as an arbitrator. Each Shareholder shall be entitled to make representations to the Independent Expert as to the appropriate Fair Market Value of the Company.

(i)	The costs of the Independent Expert shall be borne by the Defaulting Shareholder.

(j)	The Defaulting Shareholder appoints the Non-Defaulting Shareholder as its attorney in accordance with clause 21 on default by it of performance of any of its obligations under this clause 13.

13.3 Put/Call Option

The Defaulting Shareholder grants to the Non-Defaulting Shareholder on the Determination Date:

(i)	a non-tradeable call option (the Call Option) exercisable for 120 days after the Determination Date to purchase all (and not some) of the Defaulting Shareholder’s Shares at a purchase price equal to 90% of the Fair Market Value of those Shares as of the Determination Date; and

(ii)	a non-tradeable put option (the Put Option) exercisable for 120 days after the Determination Date to sell all (and not some) of the Non-Defaulting Shareholder’s Shares to the Defaulting Shareholder at a purchase price equal to 110% of the Fair Market Value of those Shares, as of the Determination Date.

13.4 Transfer of Shares

(a)	Within 30 days of the exercise of the Call Option or the Put Option (as the case may be) the transferring Shareholder (the Transferor) must sell to the transferee Shareholder or its nominee (the Transferee) all of its Shares and the Transferee must purchase those Shares at the price determined under clause 13.2.

(b)	The Transferor will warrant in favour of the Transferee, such warranty to be set out in the relevant share transfer forms transferring the Shares, that the Transferor transfers to the Transferee clear and unencumbered legal title to and beneficial ownership of the Shares being transferred (the Transfer Securities), free of any Security Interests or third party rights.

(c)	The purchase price payable for the Transfer Securities is payable in Immediately Available Funds on the closing of the purchase and sale, which must take place on the day which is 15 Business Days after the date of exercise of the Call Option or the Put Option (as the case may be).

(d)	At the closing of the purchase and sale, the Transferor must deliver to the Transferee:

(i)	the share certificates and executed share transfer forms for the Transfer Securities;

(ii)	a written resignation from each Director of the Company appointed by the Transferor as the Transferor’s nominees on the board of directors of any Group Companies; and

(iii)	a duly executed notice appointing the Transferee as the Transferor’s proxy in respect of the Transfer Securities until such time as those Shares are registered in the name of the Transferee.

13.5 Consents

If any consents are required from any third party or Government Agency in connection with the transfer of Shares (not arising from the status or circumstances of the transferor), then each party must use its best endeavours (which phrase will not require a party to expend money) to ensure that such consents are obtained in a timely manner and any time periods for the purchase of Shares referred to in this clause 13 will be extended by such period as necessary to obtain such consents (not to exceed 30 days in any event).

13.6 Other remedies

If a Shareholder does not give a Default Notice, it (and/or its Affiliates) may bring a claim for equitable or legal remedies as it deems appropriate. If a Shareholder does give a Default Notice and proceeds to purchase the Defaulting Shareholder’s Shares or sell its Shares to the Defaulting Shareholder then that will be its (and its Affiliate’s) sole remedy for the relevant Event of Default but without prejudice to such Shareholder’s rights in respect of any other Event of Default (unless taken into account in the determination of Fair Market Value).

13.7 Deed no longer applies

Once a party is no longer a Shareholder, that party has no further rights or obligations under this Deed except under:

(a)	clause 11 (Confidentiality);

(b)	clause 23.2 (Costs and expenses); or

(c)	a right of action or claim of or against that party which arose while the party was a Shareholder.

14. EXCLUSIVITY

14.1 Exclusivity

Subject to clauses 14.2 and 15.4, each of Melco and PBL must not (and must ensure that their respective Affiliates and Major Shareholders do not), during the term of this Deed, other than through the Group, directly or indirectly carry on an Exclusive Business in the Territory or acquire or hold an Interest in any Person who carries on an Exclusive Business in the Territory.

14.2 Exceptions to Exclusivity

Notwithstanding clause 14.1, PBL and Melco and their respective Affiliates and Major Shareholders may, separate and apart from the Group:

(a)	acquire and hold (in aggregate) up to 5% of the Voting Securities in any public company (which is engaged or involved in an Exclusive Business in the Territory) the shares of which are quoted on a Stock Exchange; or

(b)	engage in any activity which would otherwise contravene clause 14.1 if it obtains the prior written consent of the other parties.

14.3 Injunctive Relief Period

The parties acknowledge that damages will not be an adequate remedy for any breach of clause 14.1 and as such, the Company, MelcoSub, Melco, PBLSub or PBL respectively are entitled to obtain an injunction against the breaching party to restrain and prevent such breach.

14.4 Cure Period

(a)	Notwithstanding clause 14.3, a breach of clause 14.1 shall not be treated as an Event of Default by Melco, or, as the case may be, PBL, for the purposes of clause 13 PROVIDED that the relevant matter is:

(i)	the acquisition (by purchase, merger or otherwise), of an Interest in a Person who is or whose Affiliates are, engaged or involved in an Exclusive Business in the Territory;

(ii)	that the Exclusive Business in the Territory is not the main undertaking of that Person and its Affiliates; and

(iii)	the dominant purpose of the acquisition is not that of acquiring an Interest in an Exclusive Business, and the party in potential breach cures the breach within the time provided in clause 14.4(b).

(b)	On notification of a breach or on becoming aware of a breach of clause 14.1 which is within clause 14.4(a), PBL or, as the case may be, Melco (and, if applicable, their respective Affiliates or Major Shareholders) who has acquired an Interest in a Person carrying on an Exclusive Business in the Territory shall take steps to cure the breach by ceasing to hold an Interest in any Person carrying on an Exclusive Business in the Territory (whether by disposing of that Interest or that Person ceasing to carry on the Exclusive Business in the Territory) within 6 months of the date of notification or becoming aware of the breach.

(c)	A party shall not be entitled to make a demand under clause 16 or, as the case may be, clause 17, in respect of a breach of clause 14.1 which is within clause 14.4(a) or claim a Dispute under clause 19 in respect of such matter unless PBL or Melco, as the case may be (and, if relevant, their respective Affiliates and/or Major Shareholders) shall fail to cure the breach of clause 14.1 in the manner and timeframe specified in clause 14.4(b) above.

15.	JOINT VENTURES FOR OTHER COUNTRIES IN THE TERRITORY

15.1	Intention of the Parties in Respect of Joint Ventures for Other Countries

The parties recognise that the Park Hyatt Hotel/Casino Business is to be located in Macau S.A.R. but that they also wish to form and develop joint ventures in respect of the Exclusive Business in countries in the Territory other than Macau S.A.R. If the Board decides (under clause 5.3) to engage in such businesses, then it is intended that the Company will have an 80% interest in such joint ventures and Melco will own an aggregate 60% interest in such joint ventures in the Greater China region (comprising a 40% interest through the Company and a 20% interest through MelcoSub) (with PBL holding the remaining 40% effective interest through the Company) and that PBL will own an aggregate 60% interest in such joint ventures in other countries in the Territory other than the Greater China region (comprising a 40% interest through the Company and a 20% interest through PBLSub) (with Melco holding the remaining 40% effective interest).

15.2 The Greater China region

(a)	If the Board decides (under clause 5.3) that the Group should engage in or hold an Interest in an Exclusive Business in the Greater China region, then such business will be conducted through a newly incorporated company (Newco(Melco)) (held as to 80% by Melco PBL International and as to 20% by MelcoSub) (with the effect that Melco will have an effective 60% interest in such business and PBL will have an effective 40% interest in such business) with such business being managed in accordance with the provisions of clause 5.8; and

(b)	Where the Board so requests, PBL and Melco will form a management company (Melco Management Company) which will be owned separately by Melco and PBL on a 60%/40% basis respectively. The Board, Melco and PBL will procure that the Melco Management Company will enter into a casino management agreement (on customary terms for agreements of that nature) with Newco(Melco), referred to paragraph (a) above. Melco and PBL will enter into a shareholders agreement with respect to Melco Management Company so that its constitution and corporate governance procedures are consistent with the procedures, principles and purposes of this joint venture and so that in the case of disposal or transfer by Melco or PBL (or their respective Affiliates) of their interests in Newco(Melco) within the principles of clause 12 (and clause 18) or clause 13, the relevant Person shall be bound to effect a like dealing with their interests in Melco Management Company (and vice versa) with the intent that the parties shall deal with their respective interests in Newco(Melco) and Melco Management Company in like manner and at the same time.

15.3 Countries in the Territory other than the Greater China region

(a)	If the Board decides (under clause 5.3) that the Group should engage in or hold an Interest in an Exclusive Business in a country in the Territory other than the Greater China region then such business will be owned through a newly incorporated company (Newco(PBL)) (held as to 80% by Melco PBL International and as to 20% by PBLSub) (with the effect that PBL will have an effective 60% interest in such business and Melco will have an effective 40% interest in such business) with such business being managed in accordance with the provisions of clause 5.8; and

(b)	Where the Board so requests, PBL and Melco will form a management company (PBL Management Company) which will be owned separately by PBL and Melco on a 60%/40% basis respectively. The Board, PBL and Melco will procure that the PBL Management Company will enter into a casino management agreement (on customary terms for agreements of that nature) with Newco(PBL) referred to in paragraph (a) above. PBL and Melco will enter into a shareholders agreement with respect to PBL Management Company so that its constitution and corporate governance procedures are consistent with the procedures, principles and purposes of this joint venture and so that in the case of disposal or transfer by PBL or Melco (or their respective Affiliates) of their interests in Newco(PBL) within the principles of clause 12 (and clause 18) or clause 13, the relevant Persons shall be bound to effect a like dealing with their interests in PBL Management Company (and vice versa) with the intent that the parties shall deal with their respective interests in Newco(PBL) and PBL Management Company in like manner and at the same time.

15.4 Position if Company elects not to pursue opportunity

If a proposal is put to the Board in respect of the Company’s involvement or participation in a business involving an Exclusive Business in the Territory (the Proposed Business) and the Board decides (under clause 5.3) that the Company should not be involved in or participate in such Proposed Business then either Shareholder or its Affiliates or Major Shareholders may, notwithstanding clause 14, separate and apart from the Group, directly or indirectly carry on such Proposed Business or hold or acquire an Interest in any Person who carries on such Proposed Business PROVIDED that:

(a)	all of the Directors appointed by that Shareholder voted in favour of the Company being involved in or participating in the Proposed Business at the relevant Board meeting; and

(b)	such Shareholder’s (or its Affiliates’ or Major Shareholders’) participation in the Proposed Business is made on the basis that such Shareholder (and/or its Affiliates or Major Shareholders, as relevant) (the Grantor) grants the other Shareholder (the Grantee) an option to participate in the Proposed Business on the basis set out in this clause. The option shall be exercisable by written notice to the Grantor by the Grantee given at any time, but not later than 5 years after the date of participation by the relevant Grantor in the Proposed Business. In the written notice of exercise of the option, the Grantee shall, at its discretion, elect either:

(i)	itself (or by an Affiliate) to participate in the Proposed Business by acquiring from the Grantor the effective interest in the Proposed Business the Grantee would have had if the Proposed Business, had been approved by the Board and carried on by the Group, pursuant to clause 15.2 or clause 15.3, as appropriate; or

(ii)	to require the Company to participate in the Proposed Business by acquiring from the Grantor an effective interest in the Proposed Business, which the Company would have acquired if the Proposed Business had been approved by the Board and carried on by the Group pursuant to clause 15.2 or clause 15.3, as appropriate.

(c)	In the event of the Grantee’s exercise of its option under clause 15.4(b)(i) or (ii), the Interest acquired from the Grantor shall be acquired on a basis of Cost plus 15 per cent compounded on an annual basis and otherwise with the intent that, as nearly as practicable in the circumstances of the Proposed Business and the Grantor’s participation in it, the Grantee and/or the Company will acquire a benefit and burden in respect of their participation in the Proposed Business proportionate to the benefit and burden of the Grantor in respect of its remaining participation after such acquisition. If such option is exercised by the Grantee to require the Company to acquire the Interest in the Proposed Business, both Shareholders must provide any necessary funding to the Company to acquire the Proposed Business in their Proportionate Share.

16. MELCO GUARANTEE AND INDEMNITY

16.1 Guarantee

(a)	Melco unconditionally and irrevocably guarantees to PBLSub the performance of MelcoSub’s obligations under this Deed.

(b)	If MelcoSub fails to perform or observe its obligations under this Deed in full and on time, Melco must immediately on demand from PBLSub perform such obligation (or procure the performance or observance by MelcoSub of its obligations) so that the same benefit shall be received by or conferred on PBLSub as it would have received or enjoyed if such obligations had been duly performed or observed by MelcoSub under this Deed.

16.2 Indemnity

Melco hereby indemnifies PBLSub against any claim, loss, liability, cost or expense which PBLSub suffers or incurs in relation to the failure of Melco or MelcoSub to perform an obligation under this Deed or the failure of Melco to cause MelcoSub to perform an obligation under this Deed.

16.3 Extent of guarantee and indemnity

This clause 16 applies and the obligations of Melco under clause 16 shall remain in full force and effect so long as Melco and MelcoSub have obligations to PBLSub or PBL and notwithstanding any act, omission, neglect or default of PBLSub or PBL or other person or any other event or matter whatsoever and, without limitation on the foregoing, shall not be impaired, discharged or effected by:

(a)	the extent of MelcoSub’s other obligations under this Deed;

(b)	an amendment of this Deed in accordance with the terms hereof or waiver or departure from these terms;

(c)	an Insolvency Event affecting any person or the death of any person;

(d)	a change in the constitution, membership, or partnership of any person;

(e)	anything which would have discharged MelcoSub (wholly or partly) or which would have afforded MelcoSub any legal or equitable defence;

(f)	any release of or granting of time or any other indulgence to MelcoSub; or

(g)	the occurrence of any other thing which might otherwise release, discharge render void or unenforceable or otherwise affect the obligations commitments and undertaking of Melco under this Deed.

16.4 Principal and independent obligation

(a)	The guarantee under this clause 16 is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security Interest or guarantee or other document or agreement which PBLSub may hold concerning any obligation of MelcoSub.

(b)	PBLSub may enforce this clause 16 against Melco:

(i)	without first having to resort to any other guarantee or Security Interest or other agreement; and

(ii)	whether or not it has first given notice, made a demand or taken steps against MelcoSub or any other person.

16.5 No competition

(a)	Subject to paragraph (b), Melco must not, either directly or indirectly, prove in, claim or receive the benefit of a distribution, dividend or payment from an Insolvency Event affecting MelcoSub until the obligations of MelcoSub under this Deed to PBLSub and PBL have been fully performed or satisfied and the guarantee has been finally discharged.

(b)	If required by PBLSub, Melco must prove in a liquidation of MelcoSub or otherwise participate in another Insolvency Event of MelcoSub for amounts owed to Melco.

(c)	Melco must hold in trust for PBLSub, amounts recovered by Melco from an Insolvency Event or under a Security Interest from MelcoSub to the extent of the unsatisfied liability of Melco under this clause 16.

16.6 Continuing guarantee and indemnity

The guarantee under this clause 16 is a continuing obligation of Melco, despite a settlement of account or the occurrence of any other thing, and remains fully effective until:

(a)	the obligations of MelcoSub under this Deed have been performed; and

(b)	the guarantee in clause 16 has been finally discharged by PBLSub.

17. PBL GUARANTEE AND INDEMNITY

17.1 Guarantee

(a)	PBL unconditionally and irrevocably guarantees to MelcoSub the performance of PBLSub’s obligations under this Deed.

(b)	If PBLSub fails to perform or observe its obligations under this Deed in full and on time, PBL must immediately on demand from MelcoSub perform such obligation (or procure the performance or observance by PBLSub of its obligations) so that the same benefit shall be received by or conferred on MelcoSub as it would have received or enjoyed if such obligations had been duly performed or observed by PBLSub under this Deed.

17.2 Indemnity

PBL hereby indemnifies MelcoSub against any claim, loss, liability, cost or expense which MelcoSub suffers or incurs in relation to the failure of PBL or PBLSub to perform an obligation under this Deed or the failure of PBL to cause PBLSub to perform an obligation under this Deed.

17.3 Extent of guarantee and indemnity

This clause 17 applies and the obligations of PBL under clause 17 shall remain in full force and effect so long as PBL and PBLSub have obligations to Melco or MelcoSub and notwithstanding any act, omission, neglect or default of Melco or MelcoSub or other person or any other event or matter whatsoever and, without limitation on the foregoing, shall not be impaired discharged or effected by:

(a)	the extent of PBLSub’s other obligations under this Deed;

(b)	an amendment of this Deed in accordance with the terms hereof or waiver or departure from those terms;

(c)	an Insolvency Event affecting any person or the death of any person;

(d)	a change in the constitution, membership, or partnership of any person;

(e)	anything which would have discharged PBLSub (wholly or partly) or which would have afforded PBLSub any legal or equitable defence;

(f)	any release of or granting of time or any other indulgence to PBLSub; or

(g)	the occurrence of any other thing which might otherwise release, discharge render void or unenforceable or otherwise affect the obligations commitments and undertaking of PBL under this Deed.

17.4 Principal and independent obligation

(a)	The guarantee under this clause 17 is:

(i)	a principal obligation and is not to be treated as ancillary or collateral to any other right or obligation; and

(ii)	independent of and not in substitution for or affected by any other Security Interest or guarantee or other document or deed which MelcoSub may hold concerning any obligation of PBLSub.

(b)	MelcoSub may enforce this clause 17 against PBL:

(i)	without first having to resort to any other guarantee or Security Interest or other deed; and

(ii)	whether or not it has first given notice, made a demand or taken steps against PBLSub or any other person.

17.5 No competition

(a)	Subject to paragraph (b), PBL must not, either directly or indirectly, prove in, claim or receive the benefit of a distribution, dividend or payment from an Insolvency Event affecting PBLSub until the obligations of PBLSub under this Deed to Melco and MelcoSub have been fully performed or satisfied and the guarantee has been finally discharged.

(b)	If required by MelcoSub, PBL must prove in a liquidation of PBLSub or otherwise participate in another Insolvency Event of PBLSub for amounts owed to PBL.

(c)	PBL must hold in trust for MelcoSub, amounts recovered by PBL from an Insolvency Event or under a Security Interest from PBLSub to the extent of the unsatisfied liability of PBL under this clause 17.

17.6 Continuing guarantee and indemnity

The guarantee under this clause 17 is a continuing obligation of PBL, despite a settlement of account or the occurrence of any other thing, and remains fully effective until:

(a)	the obligations of PBLSub under this Deed have been performed; and

(b)	the guarantee in clause 17 has been finally discharged by MelcoSub.

18. NOTICE FROM A REGULATORY AUTHORITY

18.1 Notice to a PBL Group Company from a Regulatory Authority

In the event that:

(a)	a Regulatory Authority directs PBL, PBLSub or any other PBL Group Company in writing to terminate any Definitive Document or otherwise end its relationship with:

(i)	any Melco Group Company; or

(ii)	any person that has a (direct or indirect) contractual or other relationship (including, for the avoidance of doubt, any shareholding relationship or directorship) with any Melco Group Company; or

(b)	a Regulatory Authority makes any decision, which is communicated to PBL, PBLSub or any other PBL Group Company, which would, or which (in the reasonable opinion of PBL) would likely, have a material adverse effect on any of the rights or benefits of PBL, PBLSub or any other PBL Group Company either under any of the Definitive Documents or in respect of any other business carried on by PBL in respect of which the Regulatory Authority has or purports to have authority (a PBL Regulatory Notice), notwithstanding clause 12.2, PBLSub may serve a Notice of Sale on the Other Shareholder in respect of all but not some only of its Shares (unless permitted by the PBL Regulatory Notice to dispose of some only of its Shares) and clause 12 shall apply to such Notice of Sale and the sale by PBLSub of its Shares in the Company subject to the following:

(i)	where no material aspects of the business of the Group are carried on outside Macau S.A.R., then clause 12.2, clause 12.5(b) and clause 12.6 shall not apply to such sale; and

(ii)	where a material aspect of the business of the Group is carried on outside of Macau S.A.R., then clause 12.2 and clause 12.5(b) shall not apply to such sale but clause 12.6 shall apply to such sale.

For the purpose of clause 18.1, a business will be deemed to be carried on and be regarded as material if

(i)	it involves actual investment by the Group in excess of US$20,000,000; or

(ii)	the Group has a legally binding obligation to make an investment(s) in excess of US$20,000,000.

18.2 Notice to a Melco Group Company from a Regulatory Authority

In the event that:

(a)	a Regulatory Authority directs Melco, MelcoSub or any other Melco Group Company in writing to terminate any Definitive Document or otherwise end its relationship with:

(i)	any PBL Group Company; or

(ii)	any person that has a (direct or indirect) contractual or other relationship (including, for the avoidance of doubt, any shareholding relationship or directorship) with any PBL Group Company; or

(b)	a Regulatory Authority makes any decision, which is communicated to Melco, MelcoSub or any other Melco Group Company,

which would, or which (in the reasonable opinion of Melco) would likely, have a material adverse effect on any of the rights or benefits of Melco, MelcoSub or any other Melco Group Company either under any of the Definitive Documents or in respect of any other business carried on by Melco in respect of which the Regulatory Authority has or purports to have authority (a Melco Regulatory Notice), notwithstanding clause 12.2, MelcoSub may serve a Notice of Sale on the Other Shareholder in respect of all but not some only of its Shares (unless permitted by the Melco Regulatory Notice to dispose of some only of its Shares) and clause 12 shall apply to such Notice of Sale and the sale by MelcoSub of its Shares in the Company except for clause 12.2 and clause 12.5(b) which shall not apply to such sale.

19. DISPUTE RESOLUTION

(a)	A party must not commence court proceedings about any Dispute unless it first complies with this clause 19.

(b)	A party claiming that a Dispute has arisen must notify each other party giving details of the Dispute.

(c)	Each party to the Dispute must seek to resolve the Dispute within 5 Business Days of receiving notice of the Dispute or a longer period agreed by the parties to the Dispute.

(d)	If the parties do not resolve the Dispute under and within the time period referred to in paragraph (c), the chief executive officer of each Shareholder (or a person occupying a similar senior position if such an office is not in existence at the time) must seek to resolve the Dispute for a period of up to 15 Business Days after the end of the period referred to in paragraph (c).

(e)	Nothing in this clause 19 will prejudice the right of a party to seek urgent injunctive or declaratory relief in respect of a Dispute.

20. RELATIONSHIP BETWEEN PARTIES

This Deed does not create a relationship of employment, agency or partnership between the parties.

21. POWERS OF ATTORNEY

Each appointment of an attorney by a Shareholder (the Appointer) under clauses 12.4(f) or 13.2(j) is made on the following terms:

(a)	the Appointer irrevocably appoints the other Shareholder (the Donee) as its attorney to complete and execute (under hand or under seal) such instruments for an on its behalf necessary to give effect to any of the transactions contemplated by clauses 12 or 13 (as necessary), such appointment being given to secure a proprietary interest of the Donee;

(b)	the Appointer agrees to ratify and confirm whatever the attorney lawfully does, or causes to be done, under the appointment;

(c)	the Appointer agrees to indemnify the attorney against all claims, demands, costs, charges, expenses, outgoings, losses and liabilities arising in any way in connection with the lawful exercise of all or any of the attorney’s powers and authorities under that appointment; and

(d)	the Appointer agrees to deliver to the Company on demand any power of attorney, instrument of transfer or other instruments as the Company may require for the purposes of any of the transactions contemplated by clauses 12 or 13.

22. WARRANTIES

Each party severally warrants to the other parties that:

(a)	Authority: it has taken all necessary action to authorise the signing, delivery and performance of this Deed and the documents required under this Deed in accordance with their respective terms;

(b)	Power to enter into this Deed: it has power to enter into this Deed and perform its obligations under it and can do so without the consent of any other person;

(c)	No breach: the signing and delivery of this Deed and the performance by it of its obligations under it complies with:

(i)	each applicable law and authorisation;

(ii)	its constitution or constituent documents, as applicable; and

(iii)	each Security Interest binding on it;

(d)	binding: this Deed constitutes a legal, valid and binding obligation of it enforceable in accordance with its terms by appropriate legal remedy; and

(e)	no actions: there are no actions, claims, proceedings or investigations pending or to the best of its knowledge threatened against it or by it which may have a material adverse effect on its ability to perform its obligations under this Deed.

23. TAX, COSTS AND EXPENSES

23.1 Tax

The Company must pay any stamp duty which arises from the execution of this Deed and each agreement or document entered into or signed under this Deed.

23.2 Costs and expenses

Each party must pay its own costs and expenses of negotiating, preparing, signing, delivering, stamping and registering this Deed and any other agreement or document entered into or signed under this Deed.

23.3 Costs of performance

A party must bear the costs and expenses of performing its obligations under this Deed, unless otherwise provided in this Deed.

24. GENERAL

24.1 Notices

(a)	Any notice or other communication given under this Deed including, but not limited to, a request, demand, consent or approval, to or by a party to this Deed:

(i)	must be in legible writing and in English;

(ii)	must be addressed to the addressee at the address or facsimile number set out below or to any other address or facsimile number a party notifies the other under this clause 24:

A. if to Melco

Address:	38th Floor, The Centrium, 60 Wyndham Street, Hong Kong

Attention:	Managing Director

Facsimile:	+852 3162 3579

with a copy to the Company Secretary at the same address.

B. If to MelcoSub

Address:	38th Floor, The Centrium, 60 Wyndham Street, Hong Kong

Attention:	Managing Director/Company Secretary

Facsimile:	+852 3162 3579

with a copy to Melco at the address set out for it in this clause.

C. if to the Company

Address:	Walker House, Mary Street, PO Box 908GT, George Town Grand Cayman CAYMAN ISLANDS

Attention:	The Directors

Facsimile:	+ 345 945 4757

with a copy to each of Melco and PBL at the addresses set out for them in this clause.

D. if to PBLSub:

Address:	Walker House, Mary Street, PO Box 908GT, George Town Grand Cayman CAYMAN ISLANDS

Attention:	The Directors

Facsimile:	+ 345 945 4757

with a copy to PBL at the address set out for it in this clause.

E. if to PBL:

Address:	Level 2, 54 Park Street, Sydney NSW 2000

Attention:	Company Secretary

Facsimile:	+61 2 9282 8828

(iii)	must be signed by an authorised signatory or under the common seal of a sender which is a body corporate; and

(iv)	is deemed to be received by the addressee in accordance with paragraph (b).

(b)	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice is deemed to be received.

(i)	if sent by hand, when delivered to the addressee;

(ii)	if by post, 5 Business Days from and including the date of postage; or

(iii)	if by facsimile transmission, on receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent confirming that the facsimile has been successfully transmitted, but if the delivery or receipt is on a day which is not a Business Day or is after 4.00pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day.

(c)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within 2 hours after transmission is received or regarded as received under paragraph (b)(iii) and informs the sender that it is not legible.

(d)	In this clause a reference to an addressee includes a reference to an addressee’s Officers, agents or employees or a person reasonably believed by the sender to be an Officer, agent or employee of the addressee.

24.2 Governing law

The laws of Hong Kong govern this Deed.

24.3 Jurisdiction

Each party irrevocably and unconditionally:

(a)	submits to the non-exclusive jurisdiction of the courts of, or exercising jurisdiction in, Hong Kong; or

(b)	waives any:

(i)	claim or objection based on absence of jurisdiction or inconvenient forum; or

(ii)	immunity in relation to this Deed in any jurisdiction for any reason.

PBL and PBLSub hereby appoint Lovells of 23/F Cheung Kong Center, 2 Queen’s Road, Central, Hong Kong (Attn: Tim Fletcher, Partner Fax number +852 2219 0222) as their agent for service of process in Hong Kong.

The Company hereby appoints Melco as its agent for service of process in Hong Kong (at the address set out in clause 24.1).

MelcoSub hereby appoints Melco as its agent for service of process in Hong Kong (at the address set out in clause 24.1).

24.4 Invalidity

(a)	If a provision of this Deed, or a right or remedy of a party under this Deed is invalid or unenforceable in a particular jurisdiction:

(i)	it is to be read down or severed in that jurisdiction only to the extent of the invalidity or unenforceability; and

(ii)	the validity or enforceability of that provision in another jurisdiction or the remaining provisions in any jurisdiction shall not be affected.

(b)	This clause 24.4 is not limited by any other provision of this Deed in relation to severability, invalidity or unenforceability.

24.5 Amendments and Waivers

(a)	This Deed may be amended only by a written document signed by the parties provided that there is no obligation to seek a party’s agreement to an amendment when that party is no longer a Shareholder.

(b)	A waiver of a provision of this Deed or a right or remedy arising under this Deed, including this clause 24.5, must be in writing and signed by the party granting the waiver.

(c)	A single or partial exercise of a right does not preclude a further exercise of that right or the exercise of another right.

(d)	Failure by a party to exercise a right or delay in exercising that right does not prevent its exercise or operate as a waiver.

(e)	A waiver is only effective in the specific instance and for the specific purpose for which it is given.

24.6 Cumulative rights

The rights and remedies of a party under this Deed do not exclude any other right or remedy provided by law.

24.7 Payments

A payment which is required to be made under this Deed must be in cash or by bank cheque or in other immediately available funds and in US dollars.

24.8 Further assurances

Each party must do all lawful things within its power that are necessary to give full effect to this Deed and the transactions contemplated by this Deed.

24.9 Entire agreement

This Deed supersedes all previous agreements about its subject matter and embodies the entire agreement between the parties (including, for the avoidance of doubt, the Heads of Agreement dated 11 November 2004 between Melco and PBL).

24.10 Third party rights

Only the parties to this Deed have or are intended to have a right or remedy under this Deed or obtain a benefit under it.

24.11 Legal Advice

Each party acknowledges that it has received legal advice about this Deed or has had the opportunity of receiving legal advice about this Deed.

24.12 No Assignment

A party may not assign this Deed or otherwise transfer the benefit of this Deed or a right or remedy under it, without the prior written consent of the other parties.

24.13 Conflict with Memorandum and Articles of Association

(a)	As between the Shareholders and parties other than the Company, this Deed prevails if there is any inconsistency between this Deed and the Memorandum and Articles.

(b)	The Shareholders must take all necessary steps to amend a provision of the Memorandum and Articles which is inconsistent with this Deed if another party requests it to do so in writing.

24.14 Counterparts

This Deed may be executed in any number of counterparts, all of which constitute one deed.

SIGNED AS A DEED
by MELCO LEISURE AND
ENTERTAINMENT GROUP LIMITED by:

/s/	/s/
Signature of Director	Signature of Director/Secretary

Lawrence Yau Lung Ho	Frank Che Yin Tsui
Name of Director (print)	Name of Director/Secretary (print)

SIGNED AS A DEED by MELCO INTERNATIONAL
DEVELOPMENT LIMITED by:

/s/	/s/
Signature of Director	Signature of Director/Secretary

Lawrence Yau Lung Ho	Frank Che Yin Tsui
Name of Director (print)	Name of Director/Secretary (print)

SIGNED AS A DEED
by PBL ASIA INVESTMENTS
LIMITED by:

/s/	/s/
Duly authorised Attorney	Signature of Witness

Thomas James Gallagher
Director	Geoff Kleemann
Name of Signature of Witness (print)
Name of Attorney (print)

SIGNED AS A DEED
PUBLISHING AND BROADCASTING
LIMITED by:

/s/	/s/
Duly authorised Attorney	Signature of Witness

Anthony Klok	Andrew Carr
Name of Attorney (print)	Name of Signature of Witness (print)

SIGNED AS A DEED by MELCO PBL HOLDINGS LIMITED by:

/s/	/s/
Signature of Director	Signature of Director/Secretary

Lawrence Yau Lung Ho	Frank Che Yin Tsui
Name of Director (print)	Name of Director/Secretary (print)

ATTACHMENT A

DICTIONARY

Part 1 – Definitions

In this Deed:

Acceptance Period means the period of 15 Business Days after receipt of a Notice of Sale.

Accepting Shareholder means a Shareholder who has offered to acquire any Sale Shares under clause 12.4(a).

Accounting Standards means generally accepted and consistently applied principles and practices in Hong Kong (or, in the case of a foreign company, in the jurisdiction of the foreign company).

Affiliate means:

(a)	in respect of MelcoSub, Melco and any Person which is directly or indirectly Controlled by Melco;

(b)	in respect of PBLSub, PBL and any Person which is directly or indirectly Controlled by PBL; and

(c)	in respect of any other Person, any further Person which is directly or indirectly Controlled by such Person.

Appointer has the meaning set out in clause 21.

Auditor means the auditor of the Company from time to time.

Board means the Board of Directors of the Company from time to time.

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Budget means, in respect of the Company, the budget for carrying on the business of the Company during a Financial Year.

Business Day means a day on which banks are open for business in Hong Kong, excluding a Saturday, Sunday or public holiday.

Business Plan means, in respect of the Company, a detailed business plan for carrying on the business of the Company during a Financial Year.

Call has the meaning set out in clause 7.1.

Call Option has the meaning set out in clause 13.3.

Chairperson means the chairperson of the Board from time to time appointed under clause 3.4.

Chief Executive Officer means the chief executive officer of the Company from time to time.

Chief Financial Officer means the chief financial officer of the Company from time to time.

Class A Shares means the Class A ordinary shares of US$0.01 each in the capital of the Company which have the specific rights set out in the Memorandum and Articles.

Class B Shares means the Class B ordinary shares of US$0.01 each in the capital of the Company which have the specific rights set out in the Memorandum and Articles.

Company Bank Account means a bank account established and operated by the Company.

Confidential Information means any information arising out of or in relation to the provisions of this Deed, the Subscription Agreement or information about the business of the Company or the Group, or about the Company or a party to this Deed in connection with this Deed, but excluding any information which is in the public domain otherwise than as a result of the wrongful disclosure by any party.

Control (including the terms controlled by and under common control with) means, in relation to any Person, the ability of any

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other Person or group of Persons, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of more than 50% of the outstanding Voting Securities of such Person, as trustee or executor, by contract or credit arrangement or otherwise.

Cost means all monies (including, but not limited to all capital (loan plus equity)) contributed by a Shareholder or its Affiliates or Major Shareholders to a Proposed Business from the date of commencement of its involvement or participation in such Proposed Business, as confirmed by independent audit.

CPH means Consolidated Press Holdings Limited of Level 3, 54 Park Street, Sydney, NSW 2000.

Default Notice has the meaning set out in clause 13.2(a).

Defaulting Shareholder means a Shareholder who is in default under clause 13.1.

Definitive Document means:

(a)	this Deed;

(b)	the Subscription Agreement; and

(c)	any other agreement between a PBL Group Company and Melco or any of its Affiliates or any Group Company.

Determination Date has the meaning set out in clause 13.2(e).

Director means a director of the Company from time to time.

Dispose includes to sell, transfer, create a trust, grant any option or alienate the right to exercise the vote attached to a Share or otherwise deal with the beneficial interest in a Share or any asset (including a distribution in specie by way of trust) or agree to do any such things, and Disposal shall be construed accordingly.

Dispute means any dispute:

(a)	concerning the interpretation of this Deed or the performance, observance exercise or enjoyment of rights and benefits and obligations arising out of this Deed; or

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(b)	concerning any matter requiring unanimous affirmative approval of the Shareholders.

Dollars, US$ means the lawful currency of the United States of America.

Donee has the meaning set out in clause 21.

Dr Ho means Dr Ho Hung Sun, Stanley, the executive chairman and an executive director of Melco.

Event of Default has the meaning set out in clause 13.1.

Exclusive Business means a business of owning, operating or managing:

(i)	a casino; or

(ii)	a gaming slots business; or

(iii)	a hotel with a casino.

Execution Date has the meaning set out in clause 12.2.

Fair Market Value means the value determined for the purposes of clause 13.

Financial Year means:

(a)	the period from the date of this Deed to 31 December 2005 (the Initial Financial Year); and

(b)	the period consisting of each 12 month period during which the Company subsists following the Initial Financial Year.

First Gaming Business has the meaning set out in Recital B.

Gaming Ventures has the meaning set out in Recital C.

Government Agency means a government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local.

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Grantee has the meaning set out in clause 15.4(b).

Grantor has the meaning set out in clause 15.4(b).

Greater China region means The People’s Republic of China, Hong Kong S.A.R., Macau S.A.R. and Taiwan.

Great Wonders means Great Wonders, Investments, Limited (a company incorporated in Macau) of Hotel Lisboa Old Wing, Avenida de Lisboa, Macau (a company owned as to 70% by Melco Entertainment and as to 30% by STDM).

Group means each of the Group Companies and any other company which is a Subsidiary of any of the Group Companies.

Group Company means the Company and any Subsidiary of the Company with the current group companies being:

(a)	Melco PBL International;

(b)	Melco Entertainment;

(c)	Great Wonders;

(d)	Mocha Slot Group;

(e)	Mocha Slot Management; and

(f)	further companies incorporated from time to time as Subsidiaries of Melco PBL Holdings Limited at the direction of the Board for the purposes of the joint venture.

Hong Kong S.A.R. means the Hong Kong Special Administrative Region of The People’s Republic of China.

Immediately Available Funds means cash, bank cheque or electronic transfer.

Independent Expert means an independent accounting firm of international standing.

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Insolvency Event means, in respect of any company, that such company has been dissolved, is unable to meet its debts as they fall due, has become insolvent or gone into liquidation (unless such liquidation is for the purposes of a solvent reconstruction or amalgamation), entered into administration, administrative receivership, receivership, a voluntary arrangement, a scheme of arrangement with creditors (other than a scheme of arrangement in respect of any company that is able to meet its debts as and when they fall due and is not otherwise insolvent), any analogous or similar procedure in any jurisdiction other than Hong Kong or any form of procedure relating to insolvency or dissolution in any jurisdiction, but does not include a voluntary restructure in circumstances where the relevant company is able to meet its debts as and when they fall due and is not otherwise insolvent.

Interest means an interest including any equity interest or synthetic equity interest.

Listing Rules means the listing rules of a Stock Exchange.

Macau S.A.R. means the Macau Special Administrative Region of The People’s Republic of China.

Major Shareholders means:

(i)	in the case of PBL, James Packer, CPH and any Person James Packer and/or CPH Controls; and

(ii)	in the case of Melco, Lawrence Yau Lung Ho and any Person he Controls.

Maximum Capital Contribution Amount means the maximum amount required to be contributed by each Shareholder in any Financial Year as agreed in a Budget or Business Plan (as amended in accordance with this Deed) (being the amount equal to their Proportionate Share of the cost required to fund the Business Plan or Budget for the relevant Financial Year).

Melco Entertainment means Melco Entertainment Limited a company incorporated in the Cayman Islands of Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands (a company owned as to 80% by Melco PBL International and as to 20% by MelcoSub).

Melco Group Company means Melco and any entity Controlled by Melco.

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Melco Management Company has the meaning set out in clause 15.2(b).

Melco PBL International means Melco PBL International Limited a company incorporated under the laws of the Cayman Islands of Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands, a wholly owned subsidiary of the Company.

Melco Relevant Entity has the meaning set out in clause 5.8(c).

MelcoSub Director means a Director appointed by MelcoSub in accordance with clause 3.2.

MelcoSub Transferee means a Wholly-Owned Subsidiary of MelcoSub or Melco.

Memorandum and Articles means the Memorandum and Articles of Association of the Company as approved by the Shareholders on or about the date of this Deed.

Mocha Business means the electronic gaming machine lounge business in Macau carried on by Mocha Slot Group and Mocha Slot Management under the name Mocha Slot Lounge in which Melco Entertainment has an 80% interest.

Mocha Slot Group means Mocha Slot Group Limited (a company incorporated under the laws of the British Virgin Islands) of Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands (a company owned as to 80% by Melco Entertainment and as to 20% by Dr Ho).

Mocha Slot Management means Mocha Slot Management Limited a company incorporated under the laws of Macau of Estrada da Vitoria, no 2 a 4, Hotel Royal, Macau S.A.R. (a wholly owned subsidiary of Mocha Slot Group).

Newco(Melco) has the meaning set out in clause 15.2(a).

Newco(PBL) has the meaning set out in clause 15.3(a).

Non-Defaulting Shareholder means a Shareholder who has served a Default Notice.

Notice of Sale means a notice of sale of Shares given in accordance with, and complying with the provisions of, clause 12.

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Officer means, in relation to a body corporate, a director or secretary of that body corporate.

Overdue Call Notice has the meaning set out in clause 7.1.

Other Shareholder means, in relation to a Notice of Sale, the Shareholder other than the Shareholder which has issued that Notice of Sale.

Park Hyatt Hotel/Casino Business means the business of building, owning and operating a six star hotel in Macau with a casino and an electronic gaming lounge to be named Park Hyatt carried on by Great Wonders in which Melco Entertainment has a 70% interest.

PBL Entertainment means PBL Entertainment (Cayman Islands) Limited, a company to be incorporated for the purpose of owning one of the Gaming Ventures in countries in the Territory other than in the Greater China region and once incorporated to be owned as to 80% by Melco PBL International and as to 20% by PBLSub.

PBL Group Company means PBL and any entity Controlled by PBL.

PBL Management Company has the meaning set out in clause 15.3(b).

PBL Relevant Entity has the meaning set out in clause 5.8(d).

PBLSub Director means a Director appointed by PBLSub in accordance with clause 3.2.

PBLSub Transferee means a Wholly-Owned Subsidiary of PBLSub or PBL.

Permitted Transferee means a MelcoSub Transferee or a PBLSub Transferee (as the case may be).

Person means any general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, co-operative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such a person as the context may require.

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Proportionate Share means, in relation to a Shareholder at any time the proportion that the number of Shares at that time held by that Shareholder bears to the total number of Shares on issue at that time.

Proposed Business has the meaning set out in clause 15.4.

Put Option has the meaning set out in clause 13.3.

Reference Rate means the 90 day bank bill rate published by HSBC Bank plc.

Regulatory Authority means in the context of clause 18.1 a gaming regulatory authority including, without limitation, gaming regulatory authorities in Victoria (Australia), Western Australia (Australia) and in the context of clause 18.2 to a gaming regulatory authority of the Macau S.A.R..

Related Party means, in relation to any Person, any other Person who is a connected person of that Person within the meaning of the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited and in the case of Melco and its Affiliates includes STDM and SJM and their respective Affiliates.

Respondent has the meaning set out in clause 5.6.

Sale Shares means the Shares a Seller wants to Dispose of, as specified in a Notice of Sale.

Securities means shares, units, debentures, convertible notes, options and other equity or debt securities.

Security Interest means a right, interest, power or arrangement in relation to an asset which provides security for the payment or satisfaction of a debt, obligation or liability including under a bill of sale, mortgage, charge, lien, pledge, trust, encumbrance, power, deposit, hypothecation or arrangement for retention of title, and includes an agreement to grant or create any of those things.

Seller means a Shareholder who serves a Notice of Sale.

Shares means the Class A Shares and the Class B Shares.

Shareholder means a holder from time to time of Shares.

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Simple Resolution means a resolution of the Board or Shareholders passed by the affirmative vote of that number of Directors or Shareholders (as the case may be) that together holds more than 50% of the total voting rights of all Directors or Shareholders (as the case may be) present and entitled to vote at the relevant meeting.

SJM means Sociedade de Jogos de Macau, S.A., a company incorporated under the laws of Macau and a subsidiary of STDM.

STDM means Sociedade de Turismoe Diversoes de Macau, S.A.R.L. a company incorporated under the laws of Macau of Avenida de Lisboa, 2nd Floor, New Wing, Hotel Lisboa, Macau S.A.R.

Stock Exchange means the Australian Stock Exchange, the Hong Kong Stock Exchange, the NASDAQ National Market or any other public securities market in any country.

Subscription Agreement means the subscription agreement among the Company, Melco, PBL and PBLSub dated 23 December 2004 (as it may be amended from time to time).

Subsidiary has the same meaning as in the Section 2 of the Companies Ordinance (Chapter 32 of the laws of Hong Kong).

Tag Along Notice has the meaning set out in clause 12.6(a).

Tag Along Period means the period of 15 Business Days after the expiry of the Acceptance Period.

Territory means Macau S.A.R., The People’s Republic of China, Singapore, Thailand, Hong Kong S.A.R., Vietnam, Japan, Philippines, Indonesia, Malaysia, Taiwan and such other country as the parties may from time to time agree (but excluding Australia and New Zealand).

Transfer Securities has the meaning set out in clause 13.4(b).

Transferee has the meaning set out in clause 13.4(a).

Transferor has the meaning set out in clause 13.4(a).

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Voting Securities means shares or other interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of the corporation or other legal entity, or the holding of which (or the holding of a specified number or percentage or which) gives rise to rights to appoint directors or members of such a governing body.

Wholly-Owned Subsidiary means, in respect of a body corporate, a body corporate:

(a)	in which all shares and all Securities and all rights to subscribe for any shares or Securities are ultimately legally and beneficially owned directly or indirectly by this first body corporate; and

(b)	which is Controlled by that first body corporate.

Part 2 - Interpretation

(a)	In this Deed unless the context otherwise requires:

(i)	words importing the singular include the plural and vice versa;

(ii)	words which are gender neutral or gender specific include each gender;

(iii)	other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning;

(iv)	an expression importing a natural person includes a company, partnership, joint venture, association, corporation or other body corporate and a Government Agency;

(v)	a reference to a thing (including, but not limited to, a chose-in-action or other right) includes a part of that thing;

(vi)	a reference to a clause, party, schedule or attachment is a reference to a clause of this Deed, and a party, schedule or attachment to, this Deed and a reference to this Deed includes a schedule and attachment to this Deed;

(vii)	a reference to a law includes a constitutional provision, treaty, decree, convention, statute, regulation, ordinance, by-law judgment, rule of common law or equity or a rule of an applicable stock exchange and is a reference to that law as amended, consolidated or replaced;

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(viii)	a reference to a document includes all amendments or supplements to that document, or replacements or novations of it;

(ix)	a reference to a party to a document includes that party’s successors and permitted assigns;

(x)	an agreement on the part of two or more persons binds them jointly and severally;

(xi)	a reference to include, includes, including and like terms is to be construed without limitation; and

(xii)	a reference to an agreement, other than this Deed, includes an undertaking, deed, agreement or legally enforceable arrangement or understanding, whether or not in writing.

(b)	Where the day on or by which something must be done is not a Business Day, that thing must be done on or by the next Business Day.

(c)	Headings are for convenience only and do not affect the interpretation of this Deed.

(d)	This Deed may not be construed adversely to a party just because that party prepared the Deed.

(e)	A term or expression starting with a capital letter which is defined in this Dictionary, has the meaning given to it in this Dictionary.

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ATTACHMENT B

CORPORATE STRUCTURE DIAGRAM

PUBLISHING AND BROADCASTING LIMITED
100%
PBL ASIA INVESTMENTS LIMITED
50%
MELCO INTERNATIONAL DEVELOPMENT LIMITED
100%
MELCO LEISURE AND ENTERTAINMENT GROUP
50%
20%
MELCO PBL HOLDINGS LIMITED
100%
MELCO PBL INTERNATIONAL LIMITED
80%
MELCO ENTERTAINMENT LIMITED
70%
GREAT WONDERS, INVESTMENTS, LIMITED
30%
STDM
80%
MOCHA SLOT GROUP LIMITED
20%
DR HO
100%
MOCHA SLOT MANAGEMENT LIMITED

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ATTACHMENT C

DETAILS OF GROUP COMPANIES

GROUP COMPANIES

Melco PBL Holdings Limited

Registered number	143119

Registered office	Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands

Authorised share capital	US$50,000 of 2,500,000 Class A shares of US$0.01 par value each and 2,500,000 Class B shares of US$0.01 par value each

Issued share capital	100 Class A shares of US$0.01 par value each and 100 Class B shares of US$0.01 par value each

Registered Shareholders and Number of Shares held	Melco Leisure and Entertainment Group Limited (100 Class A shares) PBL Asia Investments Limited (100 Class B shares)

Directors	Lawrence Yau Lung Ho Frank Tsui Che Yin Chan Ying Tat Samuel Tsang Yuen Wai Anthony Cornelus Klok Rowen Bruce Craigie John Henry Alexander James Douglas Packer

Melco PBL International

Registered number	143605

Registered office	Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands

Authorised share capital	US$50,000 of 5,000,000 shares of US$0.01 par value each

Issued share capital	100 shares of US$0.01 par value each

Registered Shareholders and Number of Shares held	Melco PBL Holdings Limited (100 shares)

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Directors	Lawrence Yau Lung Ho Frank Tsui Che Yin Chan Ying Tat Samuel Tsang Yuen Wai Anthony Cornelus Klok Rowen Bruce Craigie John Henry Alexander James Douglas Packer

Melco Entertainment Limited

Registered number	143606

Registered office	Walker House, Mary Street, PO Box 908GT, George Town, Grand Cayman, Cayman Islands

Authorised share capital	US$50,000 of 5,000,000 shares of US$0.01 par value each

Issued share capital	100 shares of US$0.01 par value each

Registered Shareholders and Number of Shares held	Melco PBL International Limited (80 shares) Melco Leisure and Entertainment Group Limited (20 shares)

Directors	Lawrence Yau Lung Ho Frank Tsui Che Yin Chan Ying Tat Samuel Tsang Yuen Wai Clarence Yuk Man Chung Anthony Cornelus Klok Rowen Bruce Craigie John Henry Alexander James Douglas Packer

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Great Wonders, Investments, Limited

Registered number	19596 (SO)

Registered office	Avenida de Lisboa, n°s 2 a 4, Ala Velha do Hotel Lisboa, 9° andar, em Macau

Authorised share capital	MOP$1,000,000

Issued share capital	MOP$1,000,000

Registered Shareholders and Number of Shares held	Melco International Development Limited (MOP$7,000) Socidade de Turismo e Diversões de Macau, S.A.R.L. (MOP$3,000)

Directors	Ho Hung Sun, Stanley So Shu Fai, Ambrose Ng Chi Sing LAWRENCE YAU LUNG HO Frank Tsui Che Yin

Secretary	Samuel Tsang Yuen Wai

Mocha Slot Group Limited

Registered number	538410

Registered office	Akara Building, 24 De Castro Street, Wickhams Cay I, Road Town, Tortola, British Virgin Islands

Authorised share capital	US$50,000 divided into 50,000 shares with a par value of US$1 each

Issued share capital	US$100 divided into 100 shares with a par value of US$1 each

Registered Shareholders and Number of Shares held	Melco Entertainment Limited (80 shares) Ho Hung Sun, Stanley (20 shares)

Directors	Ho Hung Sun, Stanley Lawrence Yau Lung Ho

Secretary	N/A

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Mocha Slot Management Limited

Registered number	17397 (SO)

Registered office	Estrada da Vitoria, nos 2 a 4, Hotel Royal, r/c em Macau

Authorised share capital	MOP$25,000

Issued share capital	MPO$25,000

Registered Shareholders and Number of Shares held	Mocha Slot Group Limited (MOP$24,000) Mr. Lawrence Yau Lung Ho (MOP$1,000) (held subject to an irrevocable power of attorney in favor of Mocha Slot Group Limited)

Directors	Mr Lawrence Yau Lung Ho Mr. Chan Ying Tat

Secretary	N/A

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ATTACHMENT D

PRINCIPLES FOR DETERMINATION OF FAIR MARKET VALUE

The Independent Expert must determine the Fair Market Value of the Company (for the purposes of clause 13) as at the Determination Date on the following assumptions and bases:

(a)	if the Company is then carrying on business as a going concern, on the assumption that it is to continue to do so;

(b)	the Company is valued as a whole and on a stand alone basis (but including the value of any investments the Company holds in other entities) without reference to any indirect benefits a transferring Shareholder may receive from the Company other than through its shareholding;

(c)	that the Shares are capable of being transferred without restriction and have no special rights attached to them and that any transaction in relation to shares is treated on an arm’s length basis between a willing but not anxious seller and a willing but not anxious buyer;

(d)	in accordance with the Accounting Standards consistently applied;

(e)	if requested by the Non-Defaulting Shareholder, not taking into account the relevant Event of Default in relation to the Defaulting Shareholder;

(f)	without reference to any synergistic benefits which an acquirer might obtain from becoming the holder of all of the Shares;

(g)	with regard to the historical financial performance of the Company and the profit, strategic positioning, future prospects and undertaking of the business of the Company;

(h)	disregarding any diminution in value of the Company as a result of any transfer of Shares; and

(i)	taking into account any other matter (not inconsistent with the above) which the Independent Expert considers is appropriate.

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ATTACHMENT E

RULES IN RESPECT OF BANK ACCOUNTS

1. Bank Accounts

The bank accounts to be used by the Company, Melco PBL International and Melco Entertainment (unless otherwise agreed) are:

•	DHBKHKHH

•	DBS Bank ( Hong Kong ) Limited

•	Bank code : 016

•	Branch Code : 478

•	Address : 11/F, The Centre. 99 Queen’s Road Central. Hong Kong.

Melco PBL Holdings Ltd.

•	HK$ Current A/C : 016 - 478 - 781162027

•	Multi-currencies Saving A/C : 016 - 478 - 788093144

Melco PBL International Ltd.

•	HK$ Current A/C : 016 - 478 - 781162051

•	Multi-currencies Saving A/C : 016 - 478 - 788094337

Melco Entertainment Ltd.

•	HK$ Current A/C : 016 - 478 - 781162035

•	Multi-currencies Saving A/C : 016 - 478 - 788094329

2. Signatories

Unless otherwise unanimously agreed by the Board, amounts may be withdrawn or transferred from this account on the signatures of one representative of Melco and one representative of PBL.

As at the date of this document, the nominated signatories are:

MELCO

Lawrence Yau Lung Ho, Managing Director

Frank Tsui Che Yin, Executive Director

Chung Yuk Man, Chief Financial Officer

PBL

James Packer, Executive Chairman

Anthony Klok, Business Development Director

Geoff Kleemann, Chief Financial Officer

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3. Park Hyatt Hotel Capital Expenditure

It is intended that monies are withdrawn or transferred from the accounts to meet the expenditure on the construction of the Park Hyatt Hotel according to the cap ex schedule agreed by the Board. Any withdrawals or transfers for this purpose remain subject to the rules in paragraph 2 above.

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